Exhibit 23

Consent of Independent Registered Public Accounting Firm

Provectus Biopharmaceuticals, Inc.

Knoxville, Tennessee

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-205704) and Form S-4 (No. 333-208816) of Provectus Biopharmaceuticals, Inc. of our reports dated March 30, 2016 relating to the consolidated financial statements, and the effectiveness of Provectus Biopharmaceuticals, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

/s/ BDO USA, LLP

Chicago, Illinois

March 30, 2016